LEGG MASON PARTNERS APPRECIATION FUND, INC.

ARTICLES SUPPLEMENTARY

Legg Mason Partners Appreciation Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the Statement Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is authorized to issue 1,000,000,000 shares of stock, par value $.001 per share, with an aggregate par value of $1,000,000. These Articles Supplementary do not increase the total authorized stock of the Corporation or the aggregate par value thereof. The Board of Directors hereby classifies and reclassifies all of the unissued shares of stock of all classes of the Corporation in such manner that the Corporation’s stock will be classified into seven classes, each with a par value of $.001 per share, designated as Class A Common Stock, Class B Common Stock, Class C Common Stock, Class Y Common Stock, Class Z Common Stock, Class R Common Stock (the “Class R Common Stock”) and Class FI Common Stock (the “Class FI Common Stock”). The Corporation shall be authorized to issue up to 1,000,000,000 shares of each such class of stock less, at any time, the total number of shares of all other such classes of stock then issued and outstanding.

SECOND: The shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class Y Common Stock and Class Z Common Stock classified and designated hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as currently set forth in the charter (the “Charter”) of the Corporation with respect to those respective classes of stock. The Class R Common Stock and the Class FI Common Stock classified and designated hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of a class of stock as set forth in Article V of the Articles of Incorporation, as amended, of the Charter and shall be subject to all provisions of the Charter relating to stock of the Corporation generally.

THIRD: The Board of Directors of the Corporation has classified the shares described above pursuant to authority contained in the Charter.

FOURTH: The undersigned Chairman, President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested by its Assistant Secretary this 15th day of November, 2006.

ATTEST:		LEGG MASON PARTNERS APPRECIATION FUND, INC.

By:	/s/ Thomas C. Mandia	By:	/s/ R. Jay Gerken
	Thomas C. Mandia Assistant Secretary		R. Jay Gerken Chairman, President and Chief Executive Officer

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